Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Hydro One Limited (“Hydro One”)

483 Bay Street, South Tower, 8th Floor

Toronto, Ontario M5G 2P5

Item 2:	Date of Material Change

July 11, 2018.

Item 3:	News Release

A news release announcing the material change referred to in this report was issued through Cision Canada and filed on SEDAR under Hydro One’s profile at www.sedar.com on July 11, 2018. A copy of the news release is attached as Schedule A.

Item 4:	Summary of Material Change

On July 11, 2018, Hydro One, on behalf of itself and its wholly-owned subsidiary, Hydro One Inc. (“HOI”), announced that following an approach by Hydro One to the Province of Ontario (the “Province”), they have entered into an agreement for the purpose of the orderly replacement of the board of directors of Hydro One and HOI and the retirement of Mayo Schmidt as the chief executive officer effective July 11, 2018.

Other key highlights of the agreement with the Province include:

•

Consistent in principle with the ability of the Province to remove the entire board of directors pursuant to the Governance Agreement dated as of November 5, 2015 between Hydro One and the Province (the “Governance Agreement”), each of the current directors of Hydro One will resign and be replaced by nominees identified as set out below.

•

The new board of directors will initially consist of 10 members. Consistent with the Governance Agreement, the Province will nominate four replacement directors and the remaining six nominees will be identified through an Ad Hoc Nominating Committee comprised of representatives of Hydro One’s largest shareholders other than the Province.

•	The new board of directors will be responsible for appointing a new chief executive officer who will also be appointed as the eleventh member of the replacement board of directors.

•	Hydro One has agreed to consult with the Province in respect of future matters of executive compensation.

•	The replacement directors will serve until Hydro One’s next annual meeting or until they otherwise cease to hold office.

•

Paul Dobson, Hydro One’s chief financial officer, has been appointed as acting chief executive officer until such time as the replacement board of directors, once constituted, can appoint a new chief executive officer.

Hydro One has committed to completing the transition process to a new board of directors by August 15, 2018. In connection with Mr. Schmidt’s retirement, he will receive amounts consistent with Hydro One’s retirement policies and his employment agreement as previously disclosed and will not be entitled to severance. Mr. Schmidt will receive a $400,000 lump sum payment in lieu of all post-retirement benefits and allowances.

Item 5:	Full Description of Material Change

For a full description of the material change, see the news release attached as Schedule A hereto, which is incorporated into and forms part of this material change report.

In addition, a copy of the agreement with the Province will be filed on SEDAR and made available under Hydro One’s profile at www.sedar.com. Reference to that agreement should be made for complete details of the matters agreed to with the Province.

Item 6:	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information please contact:

Jamie Scarlett

Executive Vice President and Chief Legal Officer

Tel: (416) 345-1366

Item 9:	Date of Report

July 11, 2018.

Caution Regarding Forward-Looking Information

This material change report includes “forward looking information” within the meaning of applicable securities laws, including, without limitation, expectations regarding the resignation of the current directors and the identification of a replacement of the board of directors and regarding the identification and appointment of a new chief executive officer. We caution that all forward-looking information is inherently subject to change and uncertainty and that actual results may differ materially from those expressed or implied by the forward looking information. A number of risks, uncertainties and other factors could cause actual results and events to differ materially from those expressed or implied in the forward looking information or could cause our current objectives, strategies and intentions to change, and many of these factors are beyond our control and current expectation or knowledge. These statements are not guarantees of future performance or actions and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking information. Some of the factors that could cause actual results or outcomes to differ materially from the results expressed, implied or forecasted by such forward-looking information, including some of the assumptions used in making such statements, relate to the identification of qualified replacement directors within the timelines anticipated and to the identification and appointment of a new chief executive officer satisfactory to the replacement board, and certain other factors as discussed more fully in Hydro One’s filings with the securities regulatory authorities in Canada, which are available on SEDAR at www.sedar.com. Hydro One does not intend, and disclaims any obligation, to update any forward-looking information, except as required by law.

SCHEDULE A

See attached.

Hydro One Limited Announces Process for Board Renewal and Retirement of CEO

TORONTO, July 11, 2018 Hydro One Limited (“Hydro One”), Ontario’s largest electricity transmission and distribution company, and its wholly-owned subsidiary, Hydro One Inc., today announced that following an approach by Hydro One to the Province of Ontario (the “Province”), they have entered into an agreement for the purpose of the orderly replacement of the board of directors of Hydro One and Hydro One Inc. and the retirement of Mayo Schmidt as the chief executive officer effective today.

Other key highlights of the agreement with the Province include:

•

Consistent in principle with the ability of the Province to remove the entire board of directors pursuant to the Governance Agreement dated as of November 5, 2015, each of the current directors of Hydro One will resign and be replaced by nominees identified as set out below.

•

The new board of directors will initially consist of 10 members. Consistent with the Governance Agreement, the Province will nominate four replacement directors and the remaining six nominees will be identified through an Ad Hoc Nominating Committee comprised of representatives of Hydro One’s largest shareholders other than the Province.

•	The new board of directors will be responsible for appointing a new chief executive officer who will also be appointed as the eleventh member of the replacement board of directors.

•	Hydro One has agreed to consult with the Province in respect of future matters of executive compensation.

•	The replacement directors will serve until Hydro One’s next annual meeting or until they otherwise cease to hold office.

•

Paul Dobson, Hydro One’s chief financial officer, has been appointed as acting chief executive officer until such time as the replacement board of directors, once constituted, can appoint a new chief executive officer.

“I would like to express thanks on behalf of the entire board of directors and the employees of Hydro One to Mayo Schmidt for his many contributions to the Company. He has exhibited strong and effective leadership throughout his tenure as CEO in guiding the transformation of Hydro One to a publicly traded company.

We believe that the agreement we have reached with the Province of Ontario, which provides for an orderly transition of the board of directors and CEO succession, is in the best interests of Hydro One and its various stakeholders and provides stability and clarity to Hydro One’s governance and management structure going forward,” said David Denison, Chair of Hydro One.

Hydro One has committed to completing the transition process to a new board of directors by August 15, 2018. In connection with Mr. Schmidt’s retirement, he will receive amounts consistent with Hydro One’s retirement policies and his employment agreement as previously disclosed and will not be entitled to severance. Mr. Schmidt will receive a $400,000 lump sum payment in lieu of all post-retirement benefits and allowances.

A copy of the agreement with the Province will be filed on SEDAR and made available at www.sedar.com.

About Hydro One:

We are Ontario’s largest electricity transmission and distribution provider with more than 1.3 million valued customers, over C$25 billion in assets and 2017 annual revenues of nearly C$6 billion. Our team of over 7,400 skilled and dedicated regular and non-regular employees proudly and safely serves suburban, rural and remote communities across Ontario through our 30,000 circuit km of high-voltage transmission and 123,000 circuit km of primary distribution networks. Hydro One is committed to the communities we serve, and has been rated as the top utility in Canada for its corporate citizenship, sustainability, and diversity initiatives. We are one of only five utility companies in Canada to achieve the Sustainable Electricity Company designation from the Canadian Electricity Association. We also provide advanced broadband telecommunications services on a wholesale basis utilizing our extensive fibre optic network through Hydro One Telecom Inc. Hydro One Limited’s common shares are listed on the Toronto Stock Exchange (TSX: H). For more information about everything Hydro One, please visit www.HydroOne.com.

Caution Concerning Forward Looking Information, Risks and Assumptions:

This news release includes “forward looking information” within the meaning of applicable securities laws, including, without limitation, expectations regarding the resignation of the current directors and the identification of a replacement of the board of directors and regarding the identification and appointment of a new chief executive officer. We caution that all forward-looking information is inherently subject to change and uncertainty and that actual results may differ materially from those expressed or implied by the forward looking information. A number of risks, uncertainties and other factors could cause actual results and events to differ materially from those expressed or implied in the forward looking information or could cause our current objectives, strategies and intentions to change, and many of these factors are beyond our control and current expectation or knowledge. These statements are not guarantees of future performance or actions and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking information. Some of the factors that could cause actual results or outcomes to differ materially from the results expressed, implied or forecasted by such forward-looking information, including some of the assumptions used in making such statements, relate to the identification of qualified replacement directors within the timelines anticipated and to the identification and appointment of a new chief executive officer satisfactory to the replacement board, and certain other factors as discussed more fully in Hydro One Limited’s and Hydro One Inc.‘s filings with the securities regulatory authorities in Canada, which are available on SEDAR at www.sedar.com. Hydro One Limited and Hydro One Inc. do not intend, and they disclaim any obligation, to update any forward-looking information, except as required by law.

For further information:

Investors:

Omar Javed, Vice President, Investor Relations investor.relations@hydroone.com,

416-345-5943

Media:

Jay Armitage, Director, Corporate Communications

media.relations@hydroone.com, 416-345-6868